Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: October 26, 2022

Investors & Media:	Kedric Meredith	312.861.6034

JBT Corporation Reports Third Quarter 2022 Results

Third Quarter 2022 Highlights:
◦Consolidated revenue of $555 million, representing a 16 percent increase year over year
◦Earnings per share of $1.07 and adjusted earnings per share of $1.27, which represent a year over year increase of 18 percent and 25 percent, respectively
◦Total backlog of $1.0 billion increased 15 percent year over year
◦Completed Alco and Bevcorp acquisitions, expanding JBT’s presence in protein processing and carbonated beverage applications, respectively

CHICAGO, October 26, 2022 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the third quarter of 2022.

"In the third quarter, we delivered sequential improvement in revenue and margins for both FoodTech and AeroTech despite the continued challenging operating environment," said Brian Deck, President and Chief Executive Officer. "At the same time, the uncertainty associated with global macroeconomic conditions impacted our customers' timeline to invest in food and beverage processing equipment during the third quarter. Nevertheless, we believe that JBT remains well-positioned given the resiliency of our recurring revenue and our core technologies, which provide critical support for yield, uptime, automation, and sustainability within the highly attractive food and beverage markets."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted.

Third Quarter 2022 Results

"As we anticipated, our third quarter results improved both sequentially and year over year," said Matt Meister, Executive Vice President and Chief Financial Officer. "We are encouraged by the meaningful progress we made in margins and price cost realization, especially at FoodTech, even as our businesses navigated supply chain constraints and inflationary pressures."

	Summary of Third Quarter 2022 Results
	FoodTech	AeroTech	Total JBT
Total Revenue Growth (Year over Year)	11.1%	32.4%	16.3%
Operating Profit Margin	14.4%	7.4%	8.3%
Adjusted EBITDA Margin(1)	19.3%	8.2%	13.4%

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

Third quarter 2022 FoodTech revenue of $399 million increased 11 percent year over year driven by 11 percent organic growth and 7 percent growth from acquisitions; this was partially offset by a foreign exchange headwind of 7 percent versus an expectation of 5 - 6 percent. Operating profit was $57 million. Adjusted EBITDA of $77 million increased 15 percent, and adjusted EBITDA margin of 19.3 percent improved 60 basis points year over year and 210 basis points sequentially. FoodTech orders totaled $349 million and declined 9 percent. On a constant currency basis, orders were $370 million. The decline in orders was driven by continued softness in Europe coupled with lengthening conversion rates in North America, which materialized in the third quarter, as customers slowed investment decision making for equipment due to economic uncertainty, including rising interest rates and high energy costs. FoodTech backlog was $662 million and increased 22 percent.

AeroTech revenue of $157 million increased 32 percent year over year. Operating profit was $12 million. Adjusted EBITDA of $13 million increased $5 million, or 56 percent. Adjusted EBITDA margin of 8.2 percent increased 130 basis points year over year and improved 60 basis points sequentially. AeroTech orders totaled $113 million, which decreased 18 percent. The decline in orders was expected due to timing of large projects. AeroTech backlog was $387 million and increased 5 percent.

In total, consolidated JBT revenue of $555 million increased 16 percent year over year. Operating income was $46 million, and net income was $34 million. Diluted earnings per share (EPS) from net income was $1.07 for the third quarter of 2022 compared with $0.91 in the prior year period. Adjusted EPS was $1.27 compared with $1.02 in the year-ago period. Third quarter 2022 earnings included a discrete tax benefit of $0.02 per share and a $0.10 per share headwind from foreign exchange.

Year to date, JBT generated cash from operations of $75 million, which included an investment in inventory in support of double-digit revenue growth and to help mitigate supply chain risks. Year to date free cash flow was $13 million, including capital expenditures of $30 million associated with our digital strategy. Liquidity at quarter end stood at $425 million, and the Company's net leverage ratio was 3.4x net debt to trailing twelve months pro forma adjusted EBITDA. The Company's net leverage ratio is currently above its target range due to the acquisitions of Alco and Bevcorp, which were completed in the third quarter. The Company expects its net leverage ratio to be approximately 3.0x by year end 2022.

Full Year 2022 Guidance

"We are updating our full year guidance to account for greater than expected foreign exchange headwinds as a result of the strong dollar, timing of margin progression at AeroTech, and the addition of Bevcorp," said Matt Meister.

FoodTech year over year revenue growth is estimated to be 13.25 - 13.75 percent, which is comprised of 12.5 - 13 percent from organic growth, approximately 6.5 percent from acquisitions, and a negative foreign exchange impact of approximately 6 percent.

FoodTech operating profit margin is forecast to be 13.0 - 13.3 percent, and adjusted EBITDA margin is expected to be 18 - 18.3 percent.

AeroTech year over year revenue growth is estimated to be 23 - 24 percent. AeroTech operating profit margin is forecast to be 7.75 - 8.25 percent, and adjusted EBITDA margin is projected to be 8.5 - 9 percent.

The table below reflects consolidated JBT guidance, unless otherwise stated.

FY 2022 Guidance
Consolidated Revenue Growth (Year over Year)	15.75 – 16.25%
Corporate Expense (% of Sales)	~2.9%
Interest Expense	~$15M
Tax Rate (Excluding Discrete Items)	21 – 22%
GAAP EPS	$4.05 – $4.20
Adjusted EPS(1)	$4.65 – $4.80

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

Corporate expense guidance excludes approximately $8 million in M&A related costs, $7 million in LIFO expense, and $3 million in restructuring expense.

Third Quarter 2022 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Thursday, October 27, 2022, to discuss third quarter 2022 results. Participants may access the conference call through online registration at https://conferencingportals.com/event/lguQsHOL. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website at https://ir.jbtc.com/events-and-presentations/.

Earnings Presentation

An earnings presentation is also available on the Company's Investor Relations website at https://ir.jbtc.com/events-and-presentations/.
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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 7,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. Forward-looking statements include, among others, statements relating to the expected impact of the COVID-19 pandemic on our business and our results of operations, our plans to mitigate the impact of the pandemic, our strategic plans, our restructuring plans and expected cost savings from those plans, our liquidity and our covenant compliance. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: higher energy and other input costs adversely impacting financial condition of our customers in Europe and demand for our goods and services in that region; impact of the on-going COVID-19 pandemic on our ability to operate our business and facilities, on our customers, on our workforce resulting in higher labor absenteeism, on our supply chains due to extended delivery times and unavailability of required components, labor and freight, on our cost of labor due to higher labor turnover and shortage of skilled labor and on the economy generally; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with acquisitions or strategic investments; fluctuations in currency exchange rates; increases in energy or raw material prices, freight costs, and inflationary pressures; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war, including the current conflict between Russia and Ukraine; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; customer sourcing initiatives; competition and innovation in our industries; difficulty in implementing our business strategies, including the timing of our previously announced review of strategic alternatives for the AeroTech platform, our ability to identify or develop any strategic alternatives, execute on material aspects of such strategic alternatives, and whether we can achieve the potential benefits of such strategic alternatives; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks such as network intrusion or ransomware schemes; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed by JBT with the Securities and Exchange Commission and in any subsequently filed Form 10-Q. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

We provide non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, we believe we provide a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenue	$555.4	$477.4	$1,566.9	$1,370.7
Cost of sales	395.7	334.9	1,116.4	945.1

Gross profit	159.7	142.5	450.5	425.6
Gross profit %	28.8%	29.8%	28.8%	31.0%

Selling, general and administrative expense	112.3	100.9	329.0	296.9
Restructuring expense	1.5	1.1	2.8	3.1

Operating income	45.9	40.5	118.7	125.6
Operating income %	8.3%	8.5%	7.6%	9.2%

Pension expense, other than service cost	0.1	0.1	0.1	0.1
Net interest expense	3.6	2.1	8.2	6.3
Net income before income taxes	42.2	38.3	110.4	119.2
Provision for income taxes	8.0	9.0	17.2	32.4
Net income	$34.2	$29.3	$93.2	$86.8

Basic earnings per share:
Net income	$1.07	$0.91	$2.91	$2.71

Diluted earnings per share:
Net income	$1.07	$0.91	$2.90	$2.71

Weighted average shares outstanding
Basic	32.0	32.0	32.0	32.0
Diluted	32.1	32.1	32.1	32.1

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

Net Income	$34.2	$33.4	$25.6	$31.6	$29.3

Non-GAAP adjustments
Restructuring related costs
Restructuring expense	1.5	0.8	0.5	2.5	1.1
Inventory impairment due to restructuring	—	—	0.2	0.2	—
M&A related cost(1)	4.4	1.9	2.6	0.7	3.6
LIFO expense(2)	2.8	1.2	0.3	0.4	—
Impact on tax provision from Non-GAAP adjustments(3)	(2.2)	(1.1)	(1.0)	(1.1)	(1.1)
Impact on tax provision from remeasurement of a deferred tax liability	—	—	—	(4.6)	—
Adjusted net income	$40.7	$36.2	$28.2	$29.7	$32.9

Net income	$34.2	$33.4	$25.6	$31.6	$29.3
Total shares and dilutive securities	32.1	32.1	32.1	32.1	32.1
Diluted earnings per share from net income	$1.07	$1.04	$0.80	$0.99	$0.91

Adjusted net income	$40.7	$36.2	$28.2	$29.7	$32.9
Total shares and dilutive securities	32.1	32.1	32.1	32.1	32.1
Adjusted diluted earnings per share from net income	$1.27	$1.13	$0.88	$0.93	$1.02

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) Beginning in the second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it reduces volatility that is not reflective of our operations, and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

(3) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for each quarter shown.

The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021
Net income	$34.2	$33.4	$25.6	$31.6	$29.3
Income tax provision	8.0	6.3	2.9	1.9	9.0
Interest expense, net	3.6	2.5	2.1	2.4	2.1
Depreciation and amortization	20.1	19.2	19.9	20.2	20.0
EBITDA	65.9	61.4	50.5	56.1	60.4

Restructuring related costs
Restructuring expense	1.5	0.8	0.5	2.5	1.1
Inventory impairment due to restructuring	—	—	0.2	0.2	—
Pension expense (income), other than service cost	0.1	—	—	(1.4)	0.1
M&A related cost(1)	4.4	1.9	2.6	0.7	3.6
LIFO expense(2)	2.8	1.2	0.3	0.4	—
Adjusted EBITDA	$74.7	$65.3	$54.1	$58.5	$65.2

Total revenue	$555.4	$542.3	$469.2	$497.6	$477.4
Adjusted EBITDA %	13.4%	12.0%	11.5%	11.8%	13.7%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) Beginning in the second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it reduces volatility that is not reflective of our operations, and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
JBT FoodTech	$398.9	$359.1	$1,149.3	$1,031.6
JBT AeroTech	156.6	118.3	417.8	339.1
Other revenue and intercompany eliminations	(0.1)	—	(0.2)	—
Total revenue	$555.4	$477.4	$1,566.9	$1,370.7

Income before income taxes
Segment operating profit(1)(2)
JBT FoodTech	$57.3	$48.9	$147.4	$141.9
JBT FoodTech segment operating profit %	14.4%	13.6%	12.8%	13.8%

JBT AeroTech	11.6	7.0	28.4	29.0
JBT AeroTech segment operating profit %	7.4%	5.9%	6.8%	8.6%

Total segment operating profit	68.9	55.9	175.8	170.9
Total segment operating profit %	12.4%	11.7%	11.2%	12.5%

Corporate expense	21.5	14.3	54.3	42.2
Restructuring expense	1.5	1.1	2.8	3.1
Operating income	$45.9	$40.5	$118.7	$125.6
Operating income %	8.3%	8.5%	7.6%	9.2%

Other business segment information

	Three Months Ended September 30,		Nine Months Ended September 30,
Inbound orders	2022	2021	2022	2021
JBT FoodTech	$348.5	$382.0	$1,155.9	$1,165.3
JBT AeroTech	113.2	138.7	434.1	421.6
Total inbound orders	$461.7	$520.7	$1,590.0	$1,586.9

			As of September 30,
Order Backlog			2022	2021
JBT FoodTech			$662.0	$544.7
JBT AeroTech			387.1	369.3
Total order backlog			$1,049.1	$914.0

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense, pension expense other than service, and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

(2) Total segment operating profit, as presented elsewhere in this release, is a non-GAAP measure. The table above includes a reconciliation of total segment operating profit to operating income. We believe that this measure provides to investors a more comprehensive understanding of the information used by management in evaluating the performance of its segment operations. It is not intended to nor shall be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended September 30, 2022
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$57.3	$11.6	$(23.0)	$45.9
Restructuring expense	—	—	1.5	1.5
M&A related cost(1)	1.9	—	2.5	4.4
LIFO expense(2)	—	—	2.8	2.8
Adjusted operating profit	59.2	11.6	(16.2)	54.6
Depreciation and amortization	17.8	1.2	1.1	20.1
Adjusted EBITDA	$77.0	$12.8	$(15.1)	$74.7

Revenue	$398.9	$156.6	$(0.1)	$555.4
Operating profit %	14.4%	7.4%		8.3%
Adjusted operating profit %	14.8%	7.4%		9.8%
Adjusted EBITDA %	19.3%	8.2%		13.4%

	Nine Months Ended September 30, 2022
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$147.4	$28.4	$(57.1)	$118.7
Restructuring related costs
Restructuring expense	—	—	2.8	2.8
Inventory impairment due to restructuring	0.2	—	—	0.2
M&A related cost(1)	2.4	—	6.5	8.9
LIFO expense(2)	—	—	4.3	4.3
Adjusted operating profit	150.0	28.4	(43.5)	134.9
Depreciation and amortization	52.7	3.6	2.9	59.2
Adjusted EBITDA	$202.7	$32.0	$(40.6)	$194.1

Total revenue	$1,149.3	$417.8	$(0.2)	$1,566.9
Operating profit %	12.8%	6.8%		7.6%
Adjusted operating profit %	13.1%	6.8%		8.6%
Adjusted EBITDA %	17.6%	7.7%		12.4%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) Beginning in the second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it reduces volatility that is not reflective of our operations, and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended September 30, 2021
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$48.9	$7.0	$(15.4)	$40.5
Restructuring expense	—	—	1.1	1.1
M&A related cost(1)	0.3	—	3.3	3.6
Adjusted operating profit	49.2	7.0	(11.0)	45.2
Depreciation and amortization	17.9	1.2	0.9	20.0
Adjusted EBITDA	67.1	8.2	(10.1)	65.2

Revenue	$359.1	$118.3	$—	$477.4
Operating profit %	13.6%	5.9%		8.5%
Adjusted operating profit %	13.7%	5.9%		9.5%
Adjusted EBITDA %	18.7%	6.9%		13.7%

	Nine Months Ended September 30, 2021
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$141.9	$29.0	$(45.3)	$125.6
Restructuring expense	—	—	3.1	3.1
M&A related cost(1)	1.1	—	7.4	8.5
LIFO expense(2)	—	—	0.6	0.6
Adjusted operating profit	143.0	29.0	(34.2)	137.8
Depreciation and amortization	51.1	3.2	2.3	56.6
Adjusted EBITDA	$194.1	$32.2	$(31.9)	$194.4

Revenue	$1,031.6	$339.1	$—	$1,370.7
Operating profit %	13.8%	8.6%		9.2%
Adjusted operating profit %	13.9%	8.6%		10.1%
Adjusted EBITDA %	18.8%	9.5%		14.2%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.

(2) Beginning in the second quarter of 2022, we made a change to the adjusted operating earnings and adjusted net income measures to exclude the impact of last-in first-out (“LIFO”) expense or benefit because it reduces volatility that is not reflective of our operations, and allows for better comparability to our peers. Prior year adjusted operating earnings and adjusted net income figures have been revised to align with this change in presentation.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	September 30,	December 31,
	2022	2021

Cash and cash equivalents	$52.6	$78.8
Trade receivables, net of allowances	374.1	333.5
Inventories	346.8	229.1
Other current assets	100.9	77.3
Total current assets	874.4	718.7

Property, plant and equipment, net	262.2	267.6
Other assets	1,417.9	1,155.1
Total assets	$2,554.5	$2,141.4

Short-term debt	$0.8	$—
Accounts payable, trade and other	221.0	186.0
Advance and progress payments	216.4	190.2
Other current liabilities	181.0	173.7
Total current liabilities	619.2	549.9
Long-term debt, less current portion	979.0	674.4
Accrued pension and other post-retirement benefits, less current portion	44.4	57.6
Other liabilities	105.7	109.0

Common stock and additional paid-in capital	217.8	214.5
Retained earnings	817.0	733.4
Accumulated other comprehensive loss	(228.6)	(197.4)
Total stockholders' equity	806.2	750.5
Total liabilities and stockholders' equity	$2,554.5	$2,141.4

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Nine Months Ended September 30,
	2022	2021

Cash flows from operating activities
Net income	$93.2	$86.8

Adjustments to reconcile income to cash provided by operating activities
Depreciation and amortization	59.2	56.6
Other	17.7	9.5

Changes in operating assets and liabilities
Trade accounts receivable, net	(43.0)	(16.1)
Inventories	(92.7)	(26.6)
Accounts payable, trade and other	41.6	40.0
Advance and progress payments	15.1	22.7
Other - assets and liabilities, net	(16.5)	(9.6)

Cash provided by operating activities	74.6	163.3

Cash flows from investing activities
Acquisitions, net of cash acquired	(329.7)	(185.3)
Capital expenditures	(65.7)	(33.9)
Other	0.9	2.0

Cash required by investing activities	(394.5)	(217.2)

Cash flows from financing activities
Net proceeds (payments) for domestic credit facilities	312.4	(260.8)
Proceeds from issuance of 2026 convertible senior notes, net of issuance costs	—	391.5
Purchase of convertible bond hedge	—	(65.6)
Proceeds from sale of warrants	—	29.5
Dividends	(9.8)	(9.5)
Payment of acquisition date earnout liability	—	(16.1)
Other	(4.0)	(2.1)

Cash provided by financing activities	298.6	66.9

Effect of foreign exchange rate changes on cash and cash equivalents	(4.9)	(2.3)

(Decrease) increase in cash and cash equivalents	(26.2)	10.7

Cash and cash equivalents, beginning of period	78.8	47.5

Cash and cash equivalents, end of period	$52.6	$58.2

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Nine Months Ended September 30,
	2022	2021

Cash provided by operating activities	$74.6	$163.3
Less: capital expenditures	65.7	33.9
Plus: proceeds from disposal of assets	0.9	2.0
Plus: pension contributions	2.9	12.3
Free cash flow (FCF)	$12.7	$143.7

The above table reports Free cash flow, which is a non-GAAP financial measure. We use Free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For Free cash flow purposes we consider contributions to pension plans to be more comparable to payment of debt, and therefore exclude these contributions from the calculation of Free cash flow.

JBT CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	September 30,	December 31,	September 30,	Change from	Change from
	2022	2021	2021	Prior Year-End	Prior Year
Total debt	$979.8	$674.4	$653.2	$305.4	$326.6

Cash and cash equivalents	(52.6)	(78.8)	(58.2)	26.2	5.6

Net debt	$927.2	$595.6	$595.0	$331.6	$332.2

JBT CORPORATION
BANK TOTAL NET LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

As of
September 30, 2022
Total debt	$979.8
Cash and cash equivalents	(52.6)
Net debt	927.2
Other items considered debt under the credit agreement	20.5
Consolidated total indebtedness(1)	$947.7

Trailing twelve months Adjusted EBITDA	$252.6
Pro forma EBITDA of recent acquisitions(2)	23.3
Trailing twelve months pro forma Adjusted EBITDA	275.9
Other adjustments net to earnings under the credit agreement	(2.9)
Consolidated EBITDA(1)	$273.0

Bank total net leverage ratio (Consolidated Total Indebtedness / Consolidated EBITDA)	3.5

Total net debt to trailing twelve months pro forma Adjusted EBITDA	3.4

(1) As defined in the credit agreement

(2) Pro forma EBITDA related to the acquisitions in the prior twelve months.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE GUIDANCE TO ADJUSTED DILUTED
EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

	Guidance	Guidance
	Q4 2022	Full Year 2022

Diluted earnings per share from net income	$1.15 - $1.30	$4.05 - $4.20

Non-GAAP adjustments:
Restructuring related costs(1)	—	0.09
M&A related costs(2)	0.17	0.45
LIFO expense(3)	0.08	0.22

Impact on tax provision from Non-GAAP adjustments(4)	(0.05)	(0.16)

Adjusted diluted earnings per share from net income	$1.35 - $1.50	$4.65 - $4.80

(1) Restructuring related costs is estimated to be approximately $3 million for the full year 2022. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs are estimated to be approximately $5-6 million and $14-15 million for the fourth quarter 2022 and full year 2022, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(3) LIFO expense is estimated to be approximately $2-3 million and $7 million for the fourth quarter 2022 and full year 2022, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(4) Impact on tax provision was calculated using the Company's effective tax rate of approximately 21-22%.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT MARGIN GUIDANCE TO ADJUSTED EBITDA MARGIN GUIDANCE
(Unaudited and in percents)

	Guidance Q4 2022		Guidance Full Year 2022
	JBT FoodTech	JBT AeroTech	JBT FoodTech	JBT AeroTech
Operating profit	13.75 - 14.50%	11.00 - 12.00%	13.00 - 13.30%	7.75 - 8.25%
M&A related cost(1)	~ 0.75	—	~ 0.50	—
Adjusted operating profit	14.50 - 15.25	11.00 - 12.00	13.50 - 13.80	7.75 - 8.25
Depreciation and amortization	~ 4.50	~ 0.75	~ 4.50	~ 0.75
Adjusted EBITDA %	19.00 - 19.75%	11.75 - 12.75%	18.00 - 18.30%	8.50 - 9.00%

(1) Guidance includes M&A related costs which include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, advisory and transaction costs for both potential and completed M&A transactions and strategy.